Exhibit 99.1

Interlink Electronics Reports Third Quarter 2022 Results

November 10, 2022 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three and nine months ended September 30, 2022. The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands, except per share data and percentages)

	Three months ended September 30,				Nine months ended September 30,
Consolidated Financial Results	2022	2021	$ ∆	% ∆	2022	2021	$ ∆	% ∆
Revenue	$1,851	$2,223	$(372)	(16.7)%	$5,882	$5,855	$27	0.5%
Gross profit	$872	$1,292	$(420)	(32.5)%	$3,065	$3,293	$(228)	(6.9)%
Gross margin	47.1%	58.1%			52.1%	56.2%
Income (loss) from operations	$(190)	$259	$(449)		$(323)	$332	$(695)
Net income	$6	$223	$(217)		$260	$243	$17
Net income (loss) applicable to common stockholders	$(94)	$223	$(317)		$(40)	$243	$(283)
Earnings (loss) per common share – diluted	$(0.01)	$0.03	$(0.04)		$(0.01)	$0.04	$(0.05)

•	Revenue in the third quarter of 2022 decreased 17% from the same quarter last year, with lower shipments of our custom products to customers in the industrial and consumer markets and lower shipments of our standard products, offset by higher shipments to customers in the medical market. This decline was partly due to an industrial market customer’s request to delay shipment on approximately $0.1 million of product to a future quarter. Revenue for the 2022 year-to-date period increased 1% from last year, driven by higher demand of our custom products in the industrial and medical markets, offset by lower orders from our consumer market customers, in particular the loss of a consumer market customer program that had contributed revenue of approximately $1.3 million in the nine months ended September 30, 2021. The increase in shipments to our medical market customers reflects the easing of pandemic restrictions that previously delayed installations of our products in hospitals and medical offices. Fluctuations in shipments of our products to our industrial and consumer market customers are due to variability in timing of order fulfillment resulting from changes in demand levels on corresponding products and programs.

•	Gross margin decreased to 47.1% in the current quarter from 58.1% in the year-ago quarter, and to 52.1% for the current year-to-date period from 56.2% in the prior year-to-date period. The decreases in gross margin were primarily due to higher materials and components costs on certain orders (as impacted by the global chip shortage, which we expect will impact our gross margins through 2023), fluctuations in production efficiencies in our manufacturing operations, and changes in customer and product mix.

•	Income/loss from operations was a loss of $190 thousand for the third quarter of 2022, compared with income of $259 thousand in the third quarter of 2021. Income/loss from operations was a loss of $323 thousand for the year-to-date period of the current year, compared with income of $332 thousand in the year-to-date period of 2021. Operating income/loss in both periods in 2022 was impacted by lower gross profit and higher engineering expenses in the current year due to additional employee headcount and increased costs on prototyping and development activities, and lower engineering expenses in the prior year due to receipt of an incentive research grant from the Singapore government. The 2021 year-to-date period also reflects lower selling, general and administrative expenses due to inclusion of a $186 thousand benefit from forgiveness of the PPP loan obtained in 2020.

•	The Company’s net income of $6 thousand in the third quarter of 2022 and $260 thousand in the 2022 year-to-date period benefited from gains on marketable securities of $181 thousand and $562 thousand, respectively. The Company did not own any marketable securities in the prior year periods.

•	Interlink ended the quarter with $3.9 million of cash and cash equivalents and $6.6 million of marketable securities.

“We have invested heavily in executive talent during fiscal 2022 in order to create the foundation from which Interlink can continue to grow,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “These investments, while depressing short term earnings, help create an inflection point for Interlink in terms of growth and profitability which we believe will increase the long-term earnings power of the company.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2022	2021
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$3,889	$10,777
Restricted cash	—	5
Marketable securities	6,574	—
Accounts receivable, net	958	1,080
Inventories	1,057	814
Prepaid expenses and other current assets	453	391
Total current assets	12,931	13,067
Property, plant and equipment, net	196	338
Intangible assets, net	89	131
Right-of-use assets	197	163
Deferred tax assets	8	8
Other assets	39	72
Total assets	$13,460	$13,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$358	$338
Accrued liabilities	334	507
Lease liabilities, current	144	138
Accrued income taxes	113	54
Total current liabilities	949	1,037

Long-term liabilities
Lease liabilities, long-term	60	37
Total long-term liabilities	60	37
Total liabilities	1,009	1,074

Stockholders’ equity
Preferred stock	2	2
Common stock	7	7
Additional paid-in-capital	62,567	62,552
Accumulated other comprehensive income (loss)	(133)	96
Accumulated deficit	(49,992)	(49,952)
Total stockholders’ equity	12,451	12,705
Total liabilities and stockholders’ equity	$13,460	$13,779

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Revenue, net	$1,851	$2,223	$5,882	$5,855
Cost of revenue	979	931	2,817	2,562
Gross profit	872	1,292	3,065	3,293
Operating expenses:
Engineering, research and development	319	105	912	554
Selling, general and administrative	743	928	2,476	2,407
Total operating expenses	1,062	1,033	3,388	2,961
Income (loss) from operations	(190)	259	(323)	332
Other income (expense):
Other income (expense), net	207	(6)	704	(25)
Income before income taxes	17	253	381	307
Income tax expense	11	30	121	64
Net income	$6	$223	$260	$243

Net income applicable to common stockholders	$(94)	$223	$(40)	$243
Earnings per common share – basic and diluted	$(0.01)	$0.03	$(0.01)	$0.04
Weighted average common shares outstanding – basic and diluted	6,603	6,602	6,603	6,601